UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2009
American Airlines, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-2691	13-1502798

(State of Incorporation)	( Commission File Number)	(IRS Employer Identification No.)
4333 Amon Carter Blvd.     Fort Worth, Texas     76155
(Address of principal executive offices) (Zip Code)
(817) 963-1234
(Registrant’s telephone number)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Forward Sale of AAdvantage Miles to Citibank
On September 16, 2009, American Airlines, Inc. (“American”), a wholly-owned subsidiary of AMR Corporation (“AMR”), entered into an arrangement under which Citibank (South Dakota), N.A. (“Citibank”), paid to American $1.0 billion in order to pre-purchase AAdvantage® Miles™ (the “Advance Purchase Miles”) under American’s AAdvantage frequent flier loyalty program (the “Advance Purchase”).
To effect the Advance Purchase, American and Citibank entered into an Amended and Restated AAdvantage Participation Agreement (as so amended and restated, the “Amended Participation Agreement”). Under the Amended Participation Agreement, American agreed that it would apply in equal monthly installments, over a five year period beginning on January 1, 2012, the Advance Purchase Miles to Citibank cardholders’ AAdvantage accounts. As part of the arrangement, the term of the Amended Participation Agreement was extended beyond such five-year period.
Pursuant to the Advance Purchase, Citibank was granted a first-priority lien in certain of American’s AAdvantage program assets, and a lien in certain of American’s Heathrow routes, slots and gates that would be subordinated to any subsequent first lien. American also agreed to grant a future lien (with similar subordination features) in certain of American’s Narita routes, slots and gates that would take effect at such time as an existing lien is released. Commencing on December 31, 2011, American has the right to repurchase, without premium or penalty, any or all of the Advance Purchase Miles that have not then been posted to Citibank cardholders’ accounts. American is also obligated, in certain circumstances (including certain specified termination events under the Amended Participation Agreement, certain cross defaults and cross acceleration events, and if any Advance Purchase Miles remain at the end of the term) to repurchase for cash all of the Advance Purchase Miles that have not then been used by Citibank.
The Amended Participation Agreement includes provisions that grant Citibank the right to use Advance Purchase Miles on an accelerated basis under specified circumstances. American also has the right under certain circumstances to release, or substitute other collateral for, the Heathrow and Narita route related collateral. In connection with the Advance Purchase, certain of Citibank’s existing commitments to American under the Amended Participation Agreement were revised.
AMR expects that approximately $890 million of the Advance Purchase proceeds will be accounted for as a loan from Citibank under Accounting Standards Codification Topic 470, with the remaining $110 million related to certain other commitments with respect to the co-branding relationship and recorded as Deferred Revenue in Other Liabilities. The loan was determined using an effective interest rate of 8.3% and will be amortized under the interest method with imputed interest included in interest expense. The Deferred Revenue will be amortized straight line over the life of the agreement.

GECAS Debt and Lease Financings
On September 16, 2009, American entered into two financing transactions with GE Capital Aviation Services LLC and certain of its affiliates (“GECAS”). The financing transactions consist of:
•	a recourse loan facility (the “2009 Loan Facility”) in the amount of $281.5 million to be secured by 13 owned Boeing aircraft; and
•	a sale leaseback agreement (the “2009 Sale-Leaseback”) providing for an aggregate commitment of $1.6 billion to finance Boeing 737-800 aircraft to be delivered to American in 2010 and 2011.
The 2009 Loan Facility will bear interest at LIBOR plus a specified margin and will mature on September 16, 2017. American has received $225.4 million in cash under the 2009 Loan Facility which is currently secured by 10 owned aircraft. American expects to receive an additional $56.1 million under the 2009 Loan Facility in October 2009 when it pledges three more owned aircraft as security under such facility.
The terms of the 2009 Sale-Leaseback are based on previous transactions with GECAS. The 2009 Sale-Leaseback is subject to certain terms and conditions, including a condition to the effect that, at the time of entering into the sale and leaseback of a particular Boeing 737-800 aircraft, American has at least a certain amount of unrestricted cash and short term investments.
As of September 17, 2009, American’s remaining 2009-2011 Boeing 737-800 purchase commitments are 15 in the remainder of 2009, 45 in 2010 and eight in 2011. American currently expects to finance substantially all of these remaining 2009-2011 Boeing 737-800 deliveries using a combination of the 2009 Sale-Leaseback, funds from the sale of 10.375% pass through certificates completed by American in July 2009 and other previously arranged financing. As a result of the 2009 Sale-Leaseback, American does not expect to use its previously arranged backstop financing to finance any of its Boeing 737-800 aircraft deliveries scheduled for 2010 and 2011; however, such backstop financing arrangement remains in place.
As a condition to entering into the 2009 Loan Facility and the 2009 Sale-Leaseback, American entered into certain cross-default and cross-collateralization arrangements for the benefit of GECAS involving, among other things, the 2009 Loan Facility, the 2009 Sale-Leaseback and certain previously-existing debt and lease financings involving GECAS with respect to more than 50 aircraft.

Item 8.01	Other Events.
Liquidity Sources
American and AMR have significant debt, lease and other obligations in the next several years, including significant pension funding obligations. Accordingly, we will need continued access to financing. In light of the transactions announced today, our possible remaining financing sources primarily include: (i) a limited amount of additional secured aircraft debt or sale leaseback transactions involving owned aircraft; (ii) debt secured by other assets; (iii)

securitization of future operating receipts; (iv) the sale or monetization of certain assets; (v) unsecured debt; and (vi) issuance of equity or equity-like securities. Besides unencumbered aircraft, our most likely sources of liquidity include the financing of takeoff and landing slots, spare parts, and the sale or financing of certain of AMR’s business units and subsidiaries, such as AMR Eagle Holding Corporation (“AMR Eagle”). Our ability to obtain future financing is limited by the value of our unencumbered assets. A very large majority of our aircraft assets (including most of the aircraft eligible for the benefits of Section 1110 of the U.S. Bankruptcy Code) are encumbered, and the market value of these aircraft assets has declined in recent years, and may continue to decline. AMR and American believe that, as of the date of this report, they have approximately $2 billion of assets that could be used as possible financing sources. However, many of these assets may be difficult to finance, and the availability and level of the financing sources described above cannot be assured.
Selection of GE Engines
American has selected GE Aviation as the exclusive provider of engines for its expected order of Boeing 787-9 aircraft. American previously announced plans (subject to certain reconfirmation rights) to acquire 42 Boeing 787-9 aircraft, with the right to acquire an additional 58 Boeing 787-9 aircraft.
Bombardier Letter of Intent
AMR Eagle signed a letter of intent with Bombardier, Inc. to exercise options for the purchase of 22 additional CRJ-700 aircraft for delivery beginning in the middle of 2010. Subject to reaching agreement on acceptable terms with Bombardier, Inc. and certain third party lenders, AMR expects the purchase of the CRJ-700 aircraft to be fully financed. AMR expects that these financing arrangements will involve the pledge of 10 owned CRJ-700 aircraft.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Airlines, Inc.
/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated: September 17, 2009

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